UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

COLORADO GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51718	20-0716175
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10920 West Alameda Avenue, Suite 207 Lakewood, CO	80226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 984-5324

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Form 8-K filed on March 18, 2008, we entered into a Letter of Intent to potentially acquire 75% of the outstanding shares of Besmer, S.A. de C.V. (¨Besmer¨), of Durango, Mexico from its three shareholders. Besmer is currently operating the El Barreno, Remedios, and La Zacatecana silver mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico.

The Letter of Intent granted us a 60 day due diligence period and provided that the proposed transaction would automatically terminate if definitive agreements were not entered into by May 25, 2008. On April 30, 2008, we entered into an Addendum to the Letter of Intent which extended our due diligence period to May 30, 2008, and extended the date by which definitive agreements needed to be reached to June 7, 2008. No other changes were made to the original Letter of Intent.

In addition, subject to finalizing a mutually acceptable loan agreement, we have agreed to loan Besmer $100,000 to fund initial payments on options for certain mineral property concessions near the Chalchihuites Mining District in the State of Zacatecas, Mexico. The loan is non-interest bearing, and if the Besmer acquisition is completed, the loan will be considered an advance towards the $5 million loan that we have agreed to provide under the original Letter of Intent. If we do not complete the acquisition, the loan will be due within 60 days and is secured by the mineral option concessions which the loan is funding.

Our management is currently continuing its due diligence review of Besmer and its properties. We are also in the process of raising capital through private sales of our securities in order to enable us to complete this potential acquisition. However, no assurance can be made that we will be successful in negotiating definitive agreements or raising adequate funds.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Addendum to the Letter of Intent dated March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORADO GOLDFIELDS INC.

Dated: May 5, 2008
	By:	/s/ Todd C. Hennis

Todd C. Hennis
President & Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Addendum to the Letter of Intent dated March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V.

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